Exhibit 10.27
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release (“Agreement”) is made and entered into by and between Martin W. Greenwald (“Employee”) and Image Entertainment, Inc. (“Company”). Employee’s employment with Company is terminated effective March 31, 2008 (the “Termination Date”). Employee may accept this Agreement by delivering to Company an executed copy of the Agreement on before May 30, 2008. A facsimile copy of this Agreement shall be considered an original and may be used for all purposes as an original.
NOW, THEREFORE, in consideration of the mutual promises and obligations herein contained, it is agreed as follows:
1. Separation Payment and Benefits: The Board of Directors approved the following terms for Mr. Greenwald’s retirement package: (i) payment of twelve months of base salary following the Termination Date, equivalent to $613,144, payable bi-weekly in accordance with the normal payroll practices of the Company; (ii) continuation of standard executive insurance benefits for medical, dental and life insurance for twelve months of continuing coverage following the Termination Date, at an anticipated cost of approximately $9,000; (iii) continuing special executive benefits including additional life and disability insurance and medical expenses for twelve months of continuing coverage following the Termination Date at an anticipated cost of approximately $43,000; (iv) non-accountable personal expense allowance for twelve months following the Termination Date at an estimated cost of $96,000; and (v) continuing use of his executive car lease for twelve months following the Termination Date at an estimated cost of $24,000. In addition, the Company shall pay the insurance and registration on the executive car for such twelve months. At the end of such twelve months, Employee shall return the executive car, or may elect to continue to make the lease payments for the two (2) months remaining on the lease (i.e. until May 28, 2009), provided Employee shall in such case pay the applicable insurance and registration. The overall value of the package is approximately $785,000.
2. Acknowledgment of Separation Pay and Benefits/Tax Responsibility: Employee agrees and acknowledges that this payment of separation pay and continuation of insurance benefits described in Paragraph 1 is in excess of any amount to which Employee otherwise would be entitled pursuant to any contract, employment agreement, or Company’s rules and policies. Employee agrees it is his sole responsibility to ascertain, determine and pay all appropriate state and federal tax on the Separation Amount. Without limiting the foregoing, the Company shall continue to deduct required federal and state tax, social security, Medicare and state disability amounts as it customarily does for all employees of the Company. Company shall issue Employee a Form W-2 for the Separation Amount, and makes no representations regarding Employee’s tax obligations with respect thereto, or regarding when Employee must pay tax thereon. Employee agrees to indemnify, protect, save and hold Company harmless from any and all tax liability arising from this Agreement, including, without limitation, any employment tax liability or penalties assessed against Company.

3. No Further Right to Payment; Return of Property: Employee understands and agrees that after March 31, 2008, Employee shall neither earn nor accrue any (i) additional wages, bonuses or commissions, or (ii) right to payments, perquisites and/or benefits of any kind from Company, except as otherwise expressly set forth in this Agreement. Employee agrees to return to Company by April 30, 2008, any and all notes, property, files, information or materials of any kind belonging to Company which Employee may have in Employee’s possession or control outside the Company offices.
4. Release: Except for obligations arising from this Agreement, Employee hereby releases and discharges forever Company and its current and former officers, directors, parents, subsidiaries, partners, employees, affiliates, agents, and attorneys (“Released Parties”) of and against all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities (collectively referred to as “claims”), of any form whatsoever, relating to, or arising out of Employee’s employment relationship with Company and/or any of the Released Parties and/or the termination of said employment, including but not limited to any claims in law, equity, contract or tort, or any claims under the California Labor Code, California Business and Professions Code, California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, Americans With Disability Act, Employee Retirement Income Security Act (except with respect to vested benefits that are not affected by this Agreement), the Age Discrimination in Employment Act, or any other claim under any local ordinance or federal or state statute, or any claims for wages, stock, commissions, overtime, sick pay, vacation pay, paid leave benefits, severance pay, bonuses, penalties, interest or any other compensation, employment perquisites or benefits, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee or his/her successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this instrument, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of Employee’s employment relationship with Company and/or any of the Released Parties and/or the termination of said employment. This Release does not extend to those rights which as a matter of law cannot be waived, including but not limited to unwaivable rights the Employee may have under the California Labor Code.
5. ADEA Release: Without limiting the scope of this Agreement in any way, Employee certifies that this Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (29 U.S.C. § 9621, et seq.). This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by Employee. Employee acknowledges that: (a) the consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled to receive; (b) he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; (c) he has been provided a full and ample opportunity to study this Agreement, including a period of at least twenty-one (21) days to consider this Agreement prior to execution; (d) he has had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives the twenty-one day notice period prior to signing this Agreement; and (e) he is aware of his right to revoke this Agreement at any time within the seven (7) day period following the date he signs the Agreement and that the Agreement shall not become effective or enforceable until the seven (7) day revocation period expires. Employee further understands that he shall relinquish any right he has to the consideration specified in this Agreement if he exercises his right to revoke it.

6. Civil Codes Section 1542 Waiver: It is further understood and agreed that all rights under Section 1542 of the California Civil Code are hereby expressly waived by Employee. Said Section reads as follows:
“Section 1542. [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.”
Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in his/her favor at the time of execution hereof, and that the settlement agreed upon contemplates the extinguishment of any such claim or claims. Employee agrees that his/her waiver of Section 1542 is not a mere recital of Section 1542, but is indeed the intent of the parties in entering into this agreement.
7. No Assignment: Employee covenants and affirms that Employee has made no assignment and will make no assignment of the claims, demands or causes of action released herein and further covenants and affirms that Employee has not and will not institute legal proceedings, or file, initiate, or cause to be filed, any claims, charge, suit, complaint, action, or cause of action based upon, arising out of, or relating to any claim, demand, or cause of action released herein, nor shall Employee participate, assist or cooperate in any claim, charge, suit, complaint, action or proceeding regarding Company whether before a court, administrative agency, arbitrator or other tribunal unless required to do so by law.
8. No Admissions: Employee and Company understand that the foregoing payments, consideration and promises are not to be construed as an admission on the part of either Employee or Company or any of the Released Parties of any wrongdoing or liability, nor to be admissible as evidence in any proceeding other than for enforcement of the provisions of this Agreement.
9. Confidentiality: The parties acknowledge and agree that the terms and provisions of this Agreement were made and entered into in strict confidence, and that Employee is receiving consideration hereunder in exchange for maintaining confidence. Each party promises, warrants, and represents that it/he shall not disclose or offer to disclose, and has not disclosed privately or publicly, any of the terms or provisions of this Agreement or the negotiations leading to this Agreement to any person or entity other than attorneys, accountants or immediate family, or as required under a Form 8-K filing and other filings with the United States Securities & Exchange Commission to the extent necessary to comply with federal law. Employee acknowledges that Employee shall relinquish any right Employee has to the consideration specified in this Agreement if Employee breaches this confidentiality provision, and agrees to immediately repay to Company said consideration if Employee breaches this confidentiality provision.

10. Entire Agreement/Severability: Each party understands that the Agreement represents, as to Employee’s employment with and separation from Company, the entire agreement and understanding between the parties and supersedes any prior agreement, understanding, or negotiations respecting such subject. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Employee and a duly authorized officer of Company.
In the event any immaterial term, condition or portion of this Agreement is found, judicially or otherwise, to be unlawful, void or, for any other reason, unenforceable, that immaterial term, condition or provision shall be deemed severable from this Agreement and the invalidity or lack of enforceability shall not affect the validity and enforceability of the remaining portions of this Agreement.
11. California Law; Arbitration: This Agreement shall be governed and construed under the applicable laws of the State of California. The parties hereto agree that any claim of violation of this Agreement or arising out of or related to this Agreement shall be resolved finally through binding arbitration before a neutral, mutually-selected arbitrator, pursuant to the procedural rules of either the American Arbitration Association or JAMS/Endispute. The prevailing party in any such dispute shall be entitled to an award of fees and costs, including attorneys’ fees, as well as all other available forms of relief or damages.
12. Continuation of Stock Option Plan: Employee’s stock options shall continue to be exercisable in accordance with the terms set forth in Employee’s employment agreement.
IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date indicated by the signature.

Dated: May 15, 2008	Employee:	/s/ MARTIN W. GREENWALD

Dated: May 9, 2008	Image Entertainment, Inc.
	By:	/s/ MICHAEL B. BAYER
	Its:	Associate General Counsel and
VP, Business & Legal Affairs

Statement of Non-Revocation
Having had a full seven (7) days to consider the terms, conditions and releases contained in the executed Severance Agreement and General Release (the “Agreement”) between myself and Image Entertainment Inc., which I executed on      May 15     , 2008, I hereby affirm that I have not revoked and do not revoke the Agreement. I understand and agree that the Agreement is final and binding and may not now be revoked.

Date: May 22, 2008	/s/ MARTIN W. GREENWALD
Employee